Exhibit 99.1

Riverbed Expands Stock Repurchase Program

Increases authorized share repurchase by $200 million; total program now at $500 million

August 19, 2013 — Riverbed Technology (NASDAQ:RVBD), the application performance company, announced today that its board of directors approved a $200 million increase to the company’s share repurchase program first announced August 19, 2011. The total authorized repurchase amount under the program is now $500 million.

“We believe the current share price understates the strength of Riverbed’s long-term growth prospects,” said Jerry M. Kennelly, Riverbed’s chief executive officer. “This expansion of our stock repurchase program underscores the confidence we have in our business, and demonstrates our continued commitment to maximizing value for our shareholders.”

The stock purchases may be made from time to time on the open market in compliance with applicable state and federal securities laws. The timing and amounts of any purchases will be based on market conditions and other factors including price, regulatory requirements and capital availability. The program does not require the purchase of any minimum number of shares and may be suspended, modified or discontinued at any time without prior notice. Approximately $225 million remains of the newly increased program.

Forward Looking Statements

This press release contains forward-looking statements, including statements relating to Riverbed’s long-term growth prospects, and statements relating to the stock repurchase program and the timing and amount, if any, of shares to be purchased thereunder. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include our ability to react to trends and challenges in our business and the markets in which we operate; our ability to anticipate market needs or develop new or enhanced products to meet those needs; the adoption rate of our products; our ability to establish and maintain successful relationships with our distribution partners; our ability to compete in our industry; fluctuations in demand, sales cycles and prices for our products and services; fluctuations in the trading volume and market price of shares of our common stock; general political, economic and market conditions and events; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. More information about these and other risks that may impact Riverbed’s business are set forth in our Form 10-K filed with the SEC for the period ended December 31, 2012, and our subsequent quarterly reports filed with the SEC. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

About Riverbed

Riverbed delivers application performance for the globally connected enterprise. With Riverbed, enterprises can successfully and intelligently implement strategic initiatives such as virtualization, consolidation, cloud computing, and disaster recovery without fear of compromising performance. By giving enterprises the platform they need to understand, optimize and consolidate their IT, Riverbed helps enterprises to build a fast, fluid and dynamic IT architecture that aligns with the business needs of the organization. Additional information about Riverbed (NASDAQ: RVBD) is available at www.riverbed.com.

Riverbed and any Riverbed product or service name or logo used herein are trademarks of Riverbed Technology, Inc. All other trademarks used herein belong to their respective owners.

Contacts

Riverbed Technology

Renee Lyall, 415-247-6353 (Investor Relations)

renee.lyall@riverbed.com